EXHIBIT 99.1

LFTD Partners Inc. Reports Fourth Quarter and Full Year 2023 Financial Results

JACKSONVILLE, FL / ACCESSWIRE / April 1, 2024 / LFTD Partners Inc. ("LFTD Partners" or the "Company") (OTCQB: LIFD), the corporate parent of leading hemp and psychoactive products maker Lifted Made, today reported its financial results for the fourth quarter and year ended December 31, 2023. Financial results are reported in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and all currency is in U.S. dollars.

Income Statement – Q4 2023 Compared to Q4 2022:

•	Revenue increased 19% to $13,519,947, up from $11,313,878
•	Operating margin decreased 100% to a loss of $517,140, down from income of $716,724
•	Net income decreased 96% to $23,640, down from net income of $608,589
•	Basic earnings per share (“EPS”) decreased 97% to $0.00 per share, down from $0.04 per share
•	Diluted EPS decreased 97% to $0.00 per share, down from $0.04 per share
•	Basic and diluted weighted average shares outstanding for the three months ended December 31, 2023 were 14,805,678 and 16,689,876, respectively

Income Statement – 2023 Compared to 2022:

•	Revenue decreased 10% to $51,610,562, down from $57,416,535
•	Operating margin decreased 75% to $2,410,189, down from $9,812,727
•	Net income decreased 70% to $2,159,007, down from $7,196,327
•	Basic EPS decreased 71% to $0.15 per share, down from $0.51 per share
•	Diluted EPS decreased 71% to $0.13 per share, down from $0.45 per share
•	Basic and diluted weighted average shares outstanding for the year ended December 31, 2023 were 14,555,279 and 16,439,477, respectively

Balance Sheet – December 31, 2023 Compared to December 31, 2022:

•	Cash on hand increased 23% to $4,357,539, up from $3,530,623
•	Inventory increased 69% to $10,174,667, up from $6,023,967
•	Current assets increased 56% to $21,668,980, up from $13,853,949
•	Current ratio increased to 2.49, from 2.23
•	Working capital increased 70% to $12,982,236, up from $7,643,816

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Earnings Conference Call and Webcast Information:

LFTD Partners will host an earnings conference call and webcast today, Monday, April 1, 2024 at 8:30 AM ET to discuss the foregoing financial results, and also to provide updates on certain Company developments, including product and geographical expansions, and potential stock buybacks, as well as challenges currently faced by the Company, including regulatory challenges and inventory write offs.

Participant phone numbers:

Toll Free: 877-545-0523

International: 973-528-0016

Participant Access Code: 609557

Webcast event link:

https://www.webcaster4.com/Webcast/Page/2916/50282

The participant phone numbers and webcast event link are shown on the Investor Relations section of LFTD Partners' website at https://www.lftdpartners.com/investors.

The webcast replay will also be available on the Investor Relations section of LFTD Partners' website.

Although attendees will have the opportunity to submit questions during the earnings conference call, attendees are encouraged to submit questions prior to the call by emailing them to: jakejacobs@lftdpartners.com.

About LFTD Partners Inc.

Publicly traded LFTD Partners Inc., Jacksonville, FL (OTCQB: LIFD) is the parent corporation of Lifted Made, Kenosha, WI (www.urb.shop), which manufactures and sells hemp-derived and other psychoactive products under its award-winning Urb Finest Flowers brand. Lifted Made is the worldwide, exclusive manufacturer and seller of Diamond Supply Co. (www.DiamondSupplyCo.com) and Cali Sweets hemp-derived products. LFTD Partners Inc. also owns 4.99% of CBD-infused beverage and products maker Ablis (www.AblisBev.com), and of craft distillers Bendistillery Inc. d/b/a Crater Lake Spirits (www.CraterLakeSpirits.com) and Bend Spirits, Inc. (www.Bendistillery.com) all located in Bend, OR. Please read LIFD's filings with the U.S. Securities and Exchange Commission which fully describe our business and the Risk Factors associated therewith. Stay updated with our company news and product launches by subscribing to our newsletters at www.LFTDPartners.com and at www.urb.shop.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes the operations, financing, growth, performance, products, plans and expectations of LFTD Partners Inc. and Lifted Made. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to these companies' actual operations, financing, growth, performance, products, plans or results of these companies differing materially from those expressed or implied by the forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain other factors, including the risk factors set forth in LFTD Partners Inc.'s filings with the Securities and Exchange Commission. This press release does not constitute an offer to sell common stock or any other securities of LFTD Partners Inc.

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CONTACTS:

Gerard M. Jacobs, Chairman and CEO of LFTD Partners Inc.

(847) 915-2446

GerardMJacobs@LFTDPartners.com

www.LFTDPartners.com

Nicholas S. Warrender, Vice Chairman and COO of LFTD Partners Inc.

(224) 577-8148

CEO@urb.shop

www.urb.shop

William C. "Jake" Jacobs, CPA, President and CFO of LFTD Partners Inc.

(847) 400-7660

JakeJacobs@LFTDPartners.com

www.LFTDPartners.com

SOURCE: LFTD Partners Inc.

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